Exhibit 99.1

Transcat Announces Fiscal 2004 Third Quarter Results

ROCHESTER, NY – January 15, 2004 – Transcat, Inc. (Nasdaq: TRNS), a leading global distributor of professional grade test, measurement, and calibration instruments and a provider of calibration and repair services, today announced financial results for its third quarter ended December 27, 2003.

Net sales for the fiscal year 2004 third quarter were $13.6 million compared with net sales of $14.6 million during the fiscal year 2003 third quarter. The net loss for the fiscal year 2004 third quarter was $0.2 million, or $0.03 per share, as compared with a net income of $1.3 million, or $0.21 per share on a fully diluted basis in the prior year fiscal quarter.

Commenting on the fiscal year 2004 third quarter results, Carl E. Sassano, Chairman of the Board, President and Chief Executive Officer, stated: “We believe that our results are in line with our strategy of executing and sustaining a consistent, profitable business model.

“We continued to work the sales and marketing fundamentals of growth and had positive results during the fiscal 2004 third quarter. For example, our master catalog mailing and end-of-year promotions increased our average order size in December. We are pleased to report that we signed two new customers for calibration services in the quarter largely due to our focus on quality; these new revenues will add to our growth going forward.

“Distribution products net sales for the fiscal 2004 third quarter were $9.3 million compared with net sales of $7.6 million in the fiscal 2004 second quarter and $10.0 million in the prior year fiscal third quarter. We experienced both a stronger order rate and increased backlog during the quarter. In keeping with our strategy to increase our market share in the $50 million process calibrator market and to enter additional market segments, we began aggressively targeting new lower margin channels of distribution during the fiscal third quarter. As a result of both targeting these new channels and aggressive promotional activities with our existing customer base, our distributed products gross profit ratio declined 5.4 points from the prior year fiscal quarter.

“Calibration services net sales for the fiscal 2004 third quarter were $4.2 million compared with net sales of $4.3 million in the fiscal 2004 second quarter and $4.5 million in the prior year fiscal third quarter. We are pleased that we have both improved and sustained a higher gross profit ratio in this segment, which increased 10.7 points over the prior year fiscal quarter. The continued improvement resulted from the consolidation in 2003 of our calibration operations into ten strategically located Centers of Excellence.”

In order to effectively analyze the fiscal year 2004 third quarter results, the Company indicated that the following factors should be taken into consideration:

•	Fiscal year 2003 third quarter results include a pre-tax gain of $1.6 million, net of transaction costs, resulting from the restructuring of the Company’s senior debt;

•	Fiscal year 2004 third quarter results include $0.1 million in severance charges resulting from organizational restructuring;

•	Fiscal year 2003 third quarter results include $0.3 million of severance costs resulting from organizational restructuring and calibration laboratory consolidation; and

•	Fiscal year 2004 third quarter results include a $0.2 million charge to settle a lawsuit brought against the Company by the former CFO.

The operating loss for the fiscal year 2004 third quarter was $0.2 million compared with an operating loss of $0.1 million during the fiscal year 2003 third quarter. Excluding the impact of the above-referenced severance and litigation settlement charges, the Company would have had operating earnings of $0.2 million for the fiscal year 2004 third quarter.

“We are disappointed that our operating profit did not offset the $0.2 million charge to settle a lawsuit brought by our former CFO, thus producing a loss for the fiscal 2004 third quarter at the operating and net income lines” commented Mr. Sassano.

For the first nine months of fiscal year 2004, net sales were $38.0 million compared with net sales of $43.3 million for the first nine months of fiscal year 2003.

Distribution products net sales for the first nine months of fiscal year 2004 were $25.0 million compared with net sales of $29.4 million in the first nine months of fiscal year 2003. Calibration services net sales for the first nine months of fiscal year 2004 were $13.1 million compared with net sales of $13.9 million in the first nine months of fiscal year 2003.

Operating income for the first nine months of fiscal year 2004 was $0.2 million compared with an operating income of $0.4 million during the first nine months of fiscal year 2003. Excluding the impact of the above-referenced severance and litigation settlement charges, the Company would have had operating earnings of $0.6 million for the first nine months of fiscal year 2004.

Net income for the first nine months of fiscal year 2004 was $0.3 million, or $0.05 per share, as compared with a net income before cumulative effect of a change in accounting principle of $1.7 million, or $0.28 per share in the first nine months of fiscal year 2003.

Mr. Sassano continued: “We believe our progress is on track. Our strategy is to focus on gaining business and market share in companies who value quality systems and operate in regulated environments. Our goals, going forward, are to achieve product growth in the low single digits and achieve calibration service growth of 10% to 15%. We will focus on reducing the rate of operating expense growth relative to increase sales growth and on achieving continued reductions in long-term debt.

“Importantly, Transcat will strive to continue to improve performance, provide quality service to our customers, and increase shareholder value. We believe we are well positioned to achieve these goals in fiscal years 2004 and 2005.”

About Transcat, Inc.

Transcat, Inc. is a leading global distributor of professional grade test, measurement and calibration instruments and an accredited provider of calibration and repair services primarily to the process, life science and manufacturing industries.

Through the Company’s distribution products segment, Transcat markets and distributes national and proprietary brand instruments to approximately 10,000 global customers. Transcat’s Master Catalog offers easy access to more than 25,000 instruments, such as: calibrators, deadweight testers, temperature devices, multimeters, oscilloscopes, pressure pumps, testers, recorders, and related accessories, from nearly 250 of the industry’s leading manufacturers including Fluke,

Hart Scientific, Agilent, Ametek, and GE-Druck. In addition, Transcat is the exclusive worldwide distributor for Altek and Transmation products. The majority of this instrumentation requires expert calibration service to ensure that it maintains the most exacting measurements.

Through the Company’s calibration services segment, Transcat offers precise, reliable, fast calibration services through ten Calibration Centers of Excellence strategically located across the United States and Canada to approximately 8,000 customers. To support the Company’s customers calibration service needs, Transcat delivers the industry’s highest quality calibration services and repairs. Each of the calibration laboratories is ISO-9000: 2000 registered with Underwriter’s Laboratories, Inc. and the scope of accreditation to ISO/IEC 17025 is the widest in the industry.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements, which are subject to various risks and uncertainties. The Company’s actual results could differ from those anticipated in such forward-looking statements as a result of numerous factors that may be beyond the Company’s control.

TRANSCAT, INC.

Consolidated Statements of Operations
(In Thousands, Except Per Share Amounts)

	(Unaudited)		(Unaudited)
	Third Quarter Ended		Nine Months Ended
	December	December	December	December
	27, 2003	31, 2002	27, 2003	31, 2002
Product Sales	$9,343	$10,037	$24,975	$29,368
Service Sales	4,208	4,541	13,067	13,889

Net Sales	13,551	14,578	38,042	43,257

Cost of Products Sold	7,344	7,351	18,733	21,572
Cost of Services Sold	3,124	3,855	9,544	11,809

Total Cost of Products and Services Sold	10,468	11,206	28,277	33,381

Gross Profit	3,083	3,372	9,765	9,876

Selling, Marketing, and Warehouse Expenses	2,041	2,120	6,195	6,154
Administrative Expenses	1,223	1,387	3,345	3,363

Total Operating Expenses	3,264	3,507	9,540	9,517

Operating (Loss) Income	(181)	(135)	225	359

Interest Expense	76	128	219	511
Other Income	(52)	(1,593)	(157)	(1,600)

Total Other Expense (Income)	24	(1,465)	62	(1,089)

(Loss) Income Before Income Taxes and Cumulative Effect of a Change in Accounting Principle	(205)	1,330	163	1,448
Provision (Benefit) for Income Taxes	15	-	(147)	(246)

(Loss) Income Before Cumulative Effect of a Change in Accounting Principle	(220)	1,330	310	1,694
Cumulative Effect of a Change in Accounting Principle	-	-	-	(6,472)

Net (Loss) Income	$(220)	$1,330	$310	$(4,778)

Basic (Loss) Earnings Per Share:
Before Cumulative Effect of a Change in Accounting Principle	$(0.03)	$0.22	$0.05	$0.28
From Cumulative Effect of a Change in Accounting Principle	-	-	-	(1.06)

Total Basic (Loss) Earnings Per Share	$(0.03)	$0.22	$0.05	$(0.78)

Average Shares Outstanding (in thousands)	6,295	6,149	6,262	6,138
Diluted (Loss) Earnings Per Share:
Before Cumulative Effect of a Change in Accounting Principle	$(0.03)	$0.21	$0.05	$0.28
From Cumulative Effect of a Change in Accounting Principle	-	-	-	(1.06)

Total Diluted (Loss) Earnings Per Share	$(0.03)	$0.21	$0.05	$(0.78)

Average Shares Outstanding (in thousands)	7,036	6,372	6,837	6,138

Certain reclassifications of prior year and prior quarter financial information have been made to conform to current quarter and nine month presentation.

TRANSCAT, INC.

Consolidated Balance Sheets
(In Thousands, Except Share and Per Share Amounts)

	(Unaudited)
	December	March
	27, 2003	31, 2003
ASSETS
Current Assets:
Cash	$341	$114
Accounts Receivable, less allowance for doubtful accounts of $70 and $114 as of December 27, 2003 and March 31, 2003, respectively	6,529	6,879
Other Receivables	208	159
Finished Goods Inventory, net	4,930	2,842
Income Taxes Receivable	484	799
Prepaid Expenses and Deferred Charges	879	454

Total Current Assets	13,371	11,247
Property, Plant and Equipment, net	2,113	2,556
Goodwill	2,524	2,524
Deferred Charges	168	197
Other Assets	244	234

Total Assets	$18,420	$16,758

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Current Portion of Long-Term Debt	$585	$666
Accounts Payable	4,708	3,738
Accrued Payrolls, Commissions and Other	1,140	1,812
Income Taxes Payable	100	100
Deposits	62	64

Total Current Liabilities	6,595	6,380
Long-Term Debt, less current portion	6,849	5,916
Deferred Compensation	228	220
Deferred Gain on TPG Divestiture	1,544	1,544

Total Liabilities	15,216	14,060

Stockholders’ Equity:
Common Stock, par value $0.50 per share, 30,000,000 shares authorized; 6,307,974 and 6,296,000 shares issued as of December 27, 2003 and March 31, 2003, respectively; 6,188,616 and 6,176,642 shares outstanding as of December 27, 2003 and March 31, 2003, respectively	3,154	3,148
Capital in Excess of Par Value	3,102	3,031
Warrants	518	518
Accumulated Other Comprehensive Loss	(116)	(235)
Retained Deficit	(3,001)	(3,311)
Less: Treasury Stock, at cost, 119,358 shares	(453)	(453)

Total Stockholders’ Equity	3,204	2,698

Total Liabilities and Stockholders’ Equity	$18,420	$16,758

Certain reclassifications of prior year and prior quarter financial information have been made to conform to current quarter and nine month presentation.

TRANSCAT, INC.

Consolidated Statements of Cash Flows
(In Thousands)

	(Unaudited)
	Nine Months Ended
	December	December
	27, 2003	31, 2002
Cash Flows from Operating Activities:
Net Income (Loss)	$310	$(4,778)
Cumulative Effect of a Change in Accounting Principle	-	6,472

Net Income Before Cumulative Effect of a Change in Accounting Principle	310	1,694
Adjustments to Reconcile Net Income Before Cumulative Effect of a Change in Accounting Principle to Net Cash Provided by Operating Activities:
Gain on Extinguishment of Debt	-	(1,593)
Depreciation and Amortization	1,160	1,550
Provision for Doubtful Accounts Receivable and Returns	(122)	-
Common Stock Expense	77	36
Deferred Revenue — MAC	-	(161)
Other	-	(10)
Changes in Assets and Liabilities:
Accounts Receivable and Other Receivables	423	1,863
MAC Escrow and Holdback	-	218
Inventories	(2,088)	(441)
Income Taxes Receivable / Payable	315	(163)
Prepaid Expenses, Deferred Charges, and Other	(854)	(453)
Accounts Payable	970	(705)
Accrued Payrolls, Commissions, and Other	(687)	(751)
Deposits	(2)	(376)
Deferred Compensation	8	(42)

Net Cash (Used in) Provided by Operating Activities	(490)	666

Cash Flows from Investing Activities:
Purchase of Property, Plant and Equipment	(254)	(249)

Net Cash Used in Investing Activities	(254)	(249)

Cash Flows from Financing Activities:
Revolving Line of Credit, net	1,352	408
Payments on Long-Term Borrowings	(500)	(8,207)
Proceeds from Long-Term Borrowings	-	7,113

Net Cash Provided by (Used in) Financing Activities	852	(686)

Effect of Exchange Rate Changes on Cash	119	(9)

Net Increase (Decrease) in Cash	227	(278)
Cash at Beginning of Period	114	508

Cash at End of Period	$341	$230

Supplemental Disclosure of Non-Cash Financing Activity
Issuance of Warrants for Debt Retirement	$-	$518

Certain reclassifications of prior year and prior quarter financial information have been made to conform to current quarter and nine month presentation.